EXHIBIT NO. 99.(g) 6

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment (this “Amendment”) to the Custodian Agreement, dated as of November 13, 2006 (as amended from time to time, the “Agreement”), by and among JPMorgan Chase Bank, N.A. (the “Custodian”), and each entity listed on Appendix A thereto (each, a “Fund” and collectively, the “Funds”), is made and entered into on this December 1st, 2022.

WHEREAS, the Custodian and the Funds desire to amend the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Section 2.02 (Manner of Holding Securities and Other Assets) of the Agreement is hereby amended by inserting a new clause (d) immediately following clause (c) thereof to read as follows:

(d)            The Custodian will make amounts deposited into a cash Account (as defined below) held in the United States available in accordance with its availability policy, the current version of which is attached hereto as Appendix C.

2.	Clause (b)(3) of Section 2.23 (Deposit of Fund Assets in Securities Systems and Eligible Securities Depositories) is deleted in its entirety and replaced with the following:

(3) The Eligible Securities Depository shall be obligated to comply with the Custodian’s or Subcustodian’s directions with respect to the Foreign Assets held in such Account, provided that the Foreign Assets held to such Account shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Custodian or Subcustodian (or either of their respective creditors), except (1) a claim for reasonable payment for their safe custody or administration and, in the case of cash deposits, rights, charges, security interests, liens or claims in favor of creditors of the Custodian or the Subcustodian, as applicable, arising under applicable bankruptcy, insolvency or similar laws and (2) right, charge, security interest, lien or claim provided in favor of the Custodian pursuant to Section 2.29 hereof.

3.	Section 2.29 (Overdraft Facility) is deleted in its entirety and replaced with the following:

2.29 (Overdraft Facility, Security Interest, Etc.)

(a)	In the event that the Custodian is directed by Proper Instructions to make any payment or transfer of funds on behalf of a Portfolio for which there would be, at the close of business on the date of such payment or transfer, insufficient funds held by the Custodian on behalf of such Portfolio, the Custodian may, in its discretion, provide an overdraft ( an “Overdraft”) to the applicable Fund on behalf of such Portfolio, in an amount sufficient to allow the completion of such payment.

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Any Overdraft provided hereunder: (i) shall be payable on the next Business Day, unless otherwise agreed by the applicable Fund and the Custodian; and (ii) shall accrue interest from the date of the Overdraft to the date of payment in full by the applicable Fund on behalf of the applicable Portfolio at a rate agreed upon in writing, from time to time, by the Custodian and the applicable Fund. The Custodian and each Fund acknowledge that the purpose of such Overdrafts is to temporarily finance the purchase or sale of securities for prompt delivery in accordance with the terms hereof, to meet emergency expenses not reasonably foreseeable by such Fund or for any other permissible purpose. The Custodian shall promptly notify each applicable Fund in writing (an “Overdraft Notice”) of any Overdraft by facsimile transmission or in such other manner as such Fund and the Custodian may agree in writing.

(b)	Without prejudice to the Custodian’s rights under applicable law, the Custodian shall have, and the Fund grants to the Custodian, a first priority, perfected and continuing security interest in and a lien on all cash, financial assets and any other property of every kind that are credited to the accounts established by the Custodian pursuant to this Agreement (the “Accounts”) or otherwise held for the Fund by the Custodian pursuant to this Agreement or any other custody, deposit or escrow agreement between Fund and the Custodian (“Account Assets”) as security for any and all Liabilities of the Fund to the Custodian arising under this Agreement. The Custodian will be entitled to all rights and remedies available to a secured party under applicable law with respect to the Account Assets, including, without notice to the Fund, withholding delivery of such Account Assets and, with one (1) business day’s prior written or oral notice to the Fund, selling or otherwise realizing any of such Account Assets and applying the proceeds and any other monies credited to the cash Account in satisfaction of such Liabilities solely to the extent of such Liabilities, provided, however, that the Custodian shall not be obligated to provide such prior notice if the Custodian, in its reasonable business judgment, determines that, due to market conditions or other special circumstances, a delay would be likely to materially prejudice its ability to recover the Liabilities. During any such notice period, the Custodian will, at the Fund’s reasonable request, consult with the Fund regarding the selection of Account Assets to be sold to satisfy the Liabilities; provided that the Custodian consulting with Fund does not mean that Fund’s agreement is required. For this purpose, the Custodian may make such currency conversions as may be necessary at a foreign exchange rate determined by the Custodian in its sole discretion for the sale and purchase of the relevant currencies. Where reasonably practicable, the Custodian hereby agrees to exercise its set-off rights under paragraph (c) below prior to the sale or realization of any financial assets under this paragraph (b). The Custodian agrees that this provision applies to each applicable Fund separately, and that under applicable law, the Custodian may not exercise such rights against the assets of one Fund to satisfy the Liabilities of another Fund.

(c)	Without prejudice to the Custodian’s rights under applicable law, the Custodian may set off against any Liabilities of the Fund owed to the Custodian under this Agreement, any amount in any currency standing to the credit of any of the

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Fund’s Accounts or any other accounts established pursuant to any other custody, deposit or escrow agreement between Fund and the Custodian. For this purpose the Custodian shall be entitled to effect such currency conversions as may be necessary at foreign exchange rates determined by the Custodian in its sole discretion for the sale and purchase of the relevant currencies.

(d)	As used in this Agreement, the following terms have the following meanings:

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on a party’s own income), or expenses of any kind whatsoever (whether actual or contingent and including, without limitation, attorneys’, accountants’, consultants’ and experts’ fees and disbursements reasonably incurred and for the avoidance of doubt, with respect to any Liabilities owed by the Fund, Liabilities shall also include any and all amounts owing to the Custodian by the Fund’s counterparty in connection with collateral Accounts or control Accounts established at the Custodian pursuant to the Fund’s instruction) and outstanding from time to time.

4.	Article II (Powers and Duties of Custodian) of the Agreement is hereby amended by deleting in its entirety Section 2.32 (Cash Balance Projections) thereof.

5.	Article V of the Agreement is hereby amended by inserting a new Section 5.05immediately following Section 5.04 thereof to read as follows:

5.05. Limitation of Liabilities

Under no circumstances will either party hereto be liable for (i) any loss of profits (whether direct or indirect) or (ii) any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, the Custodian’s or the Fund’s performance or non-performance under this Agreement, or the Custodian’s role as custodian or banker. Any payment that the Custodian, the Custodian’s affiliates and their respective nominees, directors, officers, employees and agents make to a third party and which the Custodian is entitled to recover under Article V shall be a direct Liability of the Fund and the preceding sentence shall not apply. Each party will take such steps as are reasonably available to it to minimize Liabilities prior to claiming the same from the other party under any provision of Article V, provided, however, that reasonable expenses incurred with respect to such mitigation shall be Liabilities subject to indemnification hereunder ..

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6.	Section 9.07(d) of the Agreement is deleted in its entirety and replaced with the following:

(d) [RESERVED]

7.	Article IX (Miscellaneous) of the Agreement is hereby amended by inserting a new Section 9.17 immediately following Section 9.16 thereof to read as follows:

9.17 Regulatory Disclosure.

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Custodian to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Fund acknowledges that Section 326 of the USA PATRIOT Act and the Custodian’s identity verification procedures require the Custodian to obtain information which may be used to confirm the Fund’s identity, including, without limitation, the Fund’s name, address and organizational documents (“Identifying Information”). The Fund agrees to provide the Custodian with and consents to the Custodian obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Custodian.

8.	Appendix C (Procedures Relating to Custodian’s Security Interest) is deleted in its entirety and replaced with Appendix C (Availability Policy and Schedule – U.S. Accounts Held with JPMorgan Chase Bank, N.A. for U.S. Custody Clients) attached hereto.

9.	All other terms and conditions of the Agreement are hereby ratified, and the Agreement shall, except as expressly modified herein, continue in full force and effect.

10.	Subject to Section 9.10 of the Agreement, this Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment as of December 1, 2022.

Each of the Investment Companies listed on
Appendix A hereto, on Behalf of each of Their Respective Portfolios

By:	DAVID DILORENZO
Name:	David DiLorenzo
Title:	Fund President

JPMorgan Chase Bank, N.A.

By:	Carl Mehldau
Name:	Carl Mehldau
Title:	Vice President
Date:	January 12, 2023

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APPENDIX A

Dated as of December 1, 2022

Trust	Fund
Stand Alone Trusts	Massachusetts Investors Growth Stock Fund
MFS Series Trust II	MFS Growth Fund
MFS Series Trust III	MFS Global High Yield Fund MFS High Income Fund MFS High Yield Pooled Portfolio MFS Municipal High Income Fund
MFS Series Trust IV	MFS Mid Cap Growth Fund
MFS Series Trust V	MFS International New Discovery Fund MFS Research Fund MFS Total Return Fund
MFS Series Trust VI	MFS Global Equity Fund MFS Global Total Return Fund MFS Utilities Fund
MFS Series Trust VII	MFS Emerging Markets Equity Research Fund MFS Intrinsic Value Fund
MFS Series Trust VIII	MFS Global Growth Fund MFS Income Fund
MFS Series Trust IX	MFS Corporate Bond Fund MFS Limited Maturity Fund MFS Municipal Limited Maturity Fund MFS Total Return Bond Fund
MFS Series Trust X	MFS Blended Research Mid Cap Equity Fund MFS Global Opportunistic Bond Fund MFS International Large Cap Value Fund
MFS Series Trust XII	MFS Core Bond Fund
MFS Series Trust XIII	MFS Diversified Income Fund MFS Government Securities Fund
MFS Series Trust XIV	MFS Institutional Money Market Portfolio

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Trust	Fund
MFS Series Trust XV	MFS Global Alternative Strategy Fund
MFS Series Trust XVI	MFS Prudent Investor Fund
MFS Series Trust XVII	MFS International Equity Fund
MFS Municipal Series Trust	MFS Alabama Municipal Bond Fund
MFS Arkansas Municipal Bond Fund
MFS California Municipal Bond Fund
MFS Georgia Municipal Bond Fund
MFS Maryland Municipal Bond Fund
MFS Massachusetts Municipal Bond Fund
MFS Mississippi Municipal Bond Fund
MFS Municipal Income Fund
MFS Municipal Intermediate Fund
MFS New York Municipal Bond Fund
MFS North Carolina Municipal Bond Fund
MFS Pennsylvania Municipal Bond Fund
MFS South Carolina Municipal Bond Fund
MFS Virginia Municipal Bond Fund
MFS West Virginia Municipal Bond Fund

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APPENDIX C

Availability Policy and Schedule – U.S. Accounts Held with JPMorgan Chase Bank, N.A. for U.S. Custody Clients

The Custodian will make funds available on U.S. dollar deposits to account held in the U.S. by JPMorgan Chase Bank, N.A. on the same or next business day after the day of deposit depending on the type of deposit and in accordance with the below:

Determining the Day of Deposit: If a deposit is made to an account on a business day before the cut-off time established for that deposit channel (as outlined below) then the Custodian will consider that day to be the day of deposit. However, if a deposit is made after the cut-off time or on a day that is not a business day, then the Custodian will consider the deposit to have been made no later than the next business day. For determining the availability of deposits, every day is a business day, except Saturdays, Sundays, and federal banking holidays. Availability with respect to any deposit will be determined by how the deposit was received. Please note that the Custodian may be unable to process a deposit in accordance with this availability schedule if required final beneficiary details are not provided, correctly formatted with the deposit.

Deposit channels and cut-off times for U.S. Custody clients

Wire Transfers: 5:30pm ET NY Time

Checks: 12:00pm ET or 12:00pm CT depending upon location to which check is sent.

Same Day Availability: Funds from the following deposits will be made available on the day of deposit:

•	Wire transfers

•	U.S. Dollar denominated checks drawn on accounts held with JPMorgan Chase Bank, N.A. in the U.S.

Next Day Availability: Funds from the following deposits will be made available on the first business day after the day of deposit:

•	All U.S. Dollar denominated checks that are payable to the client drawn on banks other than JPMorgan Chase Bank, N.A. in the U.S.

This Availability Policy and Schedule may be changed without notice and such updated materials will be made available to you on J.P. Morgan Markets, Market Intelligence and by our newsflash distribution for subscribers.

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Note: Separate availability policies and schedules are applicable for U.S. dollar accounts held with other lines of business within the Custodian in the U.S, or where clients have subscribed to deposit services outside U.S. Custody.

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